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                                                                       EXHIBIT 5


                                 May 28, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Borders Group, Inc.
                  Registration Statement on Form S-8

Ladies and Gentlemen:

         As general counsel for Borders Group, Inc. (the "Corporation"), I am familiar with the corporate affairs of the Corporation and particularly with the corporate proceedings relating to the establishment of the Corporation's Management Stock Purchase Plan, Stock Option Plan, Employee Stock Purchase Plan and Director Stock Plan (collectively, the "Plans").

         The Plans have been duly and legally adopted by the Board of Directors of the Corporation.

         Based on the above, I am of the opinion that:

         1. The Corporation duly and validly has adopted and established the Plans taking all necessary corporate action for that purpose.

         2. The shares of Common Stock of the Corporation covered by the Plans have been duly authorized and when issued pursuant to the Plans will be validly issued, fully paid and non-assessable and no personal liability will attach to the holders thereof.

         3. The Plans are not subject to the Employee Retirement Security Act of 1974, as amended.

                                              Very truly yours,

                                              BORDERS GROUP, INC.



                                              Thomas D. Carney
                                              Vice President and General Counsel